Exhibit 99.1

Cleantech Solutions International Names Parkson Yip as Chief Operating Officer

Wuxi, Jiangsu Province, China – June 7, 2017 – Cleantech Solutions International, Inc. (“Cleantech Solutions” or “the Company”) (NASDAQ: CLNT) today announced that Parkson Yip has been appointed to the new role of chief operating officer. Mr. Yip will report to Mr. Jianhua Wu, chairman and chief executive officer of Cleantech Solutions.

Mr. Yip has more than 20 years of experience in the information technology and internet media sectors, in both business and technical positions. Prior to joining Cleantech Solutions, he served as co-chairman and executive director of Share Economy Group (HKSE: 1178), which acquired the ECrent sharing economy platform in Hong Kong in 2016. He also served as managing director for ECrent Worldwide Company Limited, a subsidiary of ECrent Holdings Limited, from 2014 through 2016. From 2005 to 2014, Mr. Yip was managing director for 88DB Hong Kong Limited (previously JobsDB), an interactive classified ad platform in Asia. Prior to that, he held various technical positions including chief technology officer at Guangzhou Ruixin Technology, senior software engineer at GeoTel Communications Corporation which was acquired by Cisco Systems in 1999, and software engineer at Lotus Development which was acquired by IBM in 1995. Mr. Yip holds a Bachelor of Science in Computer Engineering from Boston University.

“Parkson’s breadth of experience in driving the development of sharing economy platforms and M&A in the technology, media and telecommunications sector are a welcome addition to the Cleantech Solutions team. I believe his technical and business acumen will serve the Company well as we pursue new business initiatives and set the stage for future growth,” said Mr. Wu.

“I look forward to leading Cleantech Solutions initiatives as we seek to reduce the carbon footprint by encouraging waste reduction,” said Mr. Parkson Yip, COO of Cleantech Solutions.

About Cleantech Solutions International

Cleantech Solutions, through its affiliated companies, designs, manufactures and distributes a line of proprietary high and low temperature dyeing and finishing machinery to the textile industry.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K for the year ended December 31, 2016 and in our Form 10-Q for the quarter ended March 31, 2017. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Company Contacts:

Cleantech Solutions International, Inc.

May Liu, Investor Relations

E-mail: ir@cleantechsolutionsinternational.com

+852-31060372

Web: www.cleantechsolutionsinternational.com

Compass Investor Relations

Elaine Ketchmere, CFA

Email: eketchmere@compass-ir.com

+1-310-528-3031

Web: www.compassinvestorrelations.com

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